                                                             Restated Exhibit 12

                            WESTERN RESOURCES, INC.
            Computations of Ratio of Earnings to Fixed Charges and
          Computations of Ratio of Earnings to Combined Fixed Charges
              and Preferred and Preference Dividend Requirements
                            (Dollars in Thousands)

                                                  Unaudited
                                                    Nine
                                                   Months
                                                    Ended
                                                September 30,                  Year Ended December 31,
                                                -------------   ----------------------------------------------------
                                                    2000          1999       1998        1997       1996      1995
                                                -------------   --------   --------   ----------  --------  --------
Earnings from
 continuing operations(1)...................... $     159,525   $(45,460)  $ 35,799   $  879,556  $255,052  $265,068
                                                -------------   --------   --------   ----------  --------  --------

Fixed Charges:
 Interest expense..............................       217,231    294,104    226,120      193,808   152,551   123,821
 Interest on Corporate-owned
  Life Insurance Borrowings....................        33,083     36,908     38,236       36,167    35,151    32,325
 Interest Applicable to
  Rentals......................................        21,797     34,252     32,796       34,514    32,965    31,650
                                                -------------   --------   --------   ----------  --------  --------
   Total Fixed Charges.........................       272,111    365,264    297,152      264,489   220,667   187,796
                                                -------------   --------   --------   ----------  --------  --------

Distributed income of equity
investees......................................         2,015      3,728      3,812            -         -         -

Preferred and Preference Dividend
Requirements:
 Preferred and Preference
  Dividends....................................           846      1,129      3,591        4,919    14,839    13,419
 Income Tax Required...........................           559        746      1,095        3,798     7,562     6,160
                                                -------------   --------   --------   ----------  --------  --------
    Total Preferred and
     Preference Dividend
     Requirements..............................         1,405      1,875      4,686        8,717    22,401    19,579
                                                -------------   --------   --------   ----------  --------  --------

Total Fixed Charges and Preferred
  and Preference Dividend
  Requirements.................................       273,516    367,139    301,838      273,206   243,068   207,375
                                                -------------   --------   --------   ----------  --------  --------

Earnings (2)................................... $     433,651   $323,532   $336,763   $1,144,045  $475,719  $452,864
                                                =============   ========   ========   ==========  ========  ========

Ratio of Earnings to Fixed
Charges........................................          1.59       0.89       1.13         4.33      2.16      2.41

Ratio of Earnings to Combined Fixed
 Charges and Preferred and Preference
 Dividend Requirements.........................          1.59       0.88       1.12         4.19      1.96      2.18

  (1) Earnings from continuing operations consists of loss or earnings before extraordinary gain and income taxes adjusted for minority interest and undistributed earnings from equity investees.

  (2) Earnings are deemed to consist of net income to which has been added income taxes (including net deferred investment tax credit), fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor. Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred and preference stock.